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                                                                   Exhibit 23(a)



                         Independent Auditors' Consent

The Board of Directors
MEMC Electronic Materials, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-96420 and 333-19159) on Form S-8 of MEMC Electronic Materials, Inc. of our report dated January 25, 1999, relating to the consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which report is included in this Form 8-K of MEMC Electronic Materials, Inc.

                                  /s/ KPMG LLP

St. Louis, Missouri
March 2, 1999